Exhibit 99.1

Saratoga Investment Corp. Declares $3.00 Dividend Per Share

NEW YORK, Nov. 15, 2011 /PRNewswire-FirstCall/ — Saratoga Investment Corp. (NYSE: SAR), a business development company, today announced that its Board of Directors has declared a dividend of $3.00 per share payable on December 30, 2011 to common shareholders of record on November 25, 2011. The dividend will be paid in cash or shares of the Company’s common stock at the election of the shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 20% of the total dividend to be paid to all shareholders.  The remainder of the dividend (approximately 80%) will be paid in the form of shares of the Company’s common stock. This dividend is being made in accordance with certain applicable Treasury regulations and private letter rulings on cash/stock dividends issued by the IRS over the years that allow a publicly-traded regulated investment company to satisfy its distribution requirements from a distribution paid partly in common stock provided that at least 20% of the distribution is payable in cash and certain other requirements are satisfied. The dividend includes a carry-over balance from the Company’s fiscal year 2011 taxable income and a significant portion of the Company’s fiscal year 2012 estimated taxable income.

“We believe that the decision to pay this dividend largely in stock is a prudent approach to strengthen our liquidity and balance sheet in light of the uncertainty as well as opportunities in the current financial markets and economy,” said Christian L. Oberbeck, Chief Executive Officer of Saratoga Investment Corp.  “However, our stockholders should be aware that our long-term goal is to be in a position to satisfy our regulated investment company distribution requirements primarily or solely through cash payments and we continue to focus on ways to do so.”

Each shareholder will have the opportunity to elect to receive the dividend in cash or in the Company’s common stock. However, the total amount of cash to be distributed to all shareholders electing to receive their dividends in cash will be limited to approximately 20% of the total amount to be distributed to all shareholders.  In the event that the amount of cash to be distributed to all shareholders electing to receive the dividend in cash would exceed 20% of the total dividend, each shareholder electing to receive cash will receive a pro rata portion of the total cash to be distributed based on the number of shares held by each such shareholder.  The remainder of the dividend in excess of a shareholder’s pro rata share of the total amount of cash to be distributed will be paid in the form of shares of the Company’s common stock.

Shareholders electing to receive the dividend in shares of the Company’s common stock will receive their entire dividend in the form of shares of the Company’s common stock regardless of the elections made by any other shareholders.

The Company will mail an election form to receive cash or common stock only to registered shareholders promptly after the November 25, 2011 record date. Registered shareholders are those shareholders who own their stock directly and not through a bank, broker or nominee. The completed election form must be received by Saratoga Investment Corp.’s transfer agent, American Stock Transfer, prior to 5:00 p.m. (EST) on December 22, 2011. Registered shareholders with questions regarding the dividend may call American Stock Transfer at 866-668-6563. Registered shareholders who do not make an election will be deemed to have elected to receive 100% of their dividend in stock.

Participants in the Company’s dividend reinvestment plan will also receive an election form. The investment feature of the dividend reinvestment plan will be suspended for this distribution and will be reinstated after this distribution has been completed.

Shareholders who hold their shares through a bank, broker or nominee will not receive an election form from the Company and should contact their bank, broker or nominee for instructions on how to make an election.

Regardless of whether a shareholder receives the dividend in cash, stock, or some combination of cash and stock, the entire amount of this dividend will be fully taxable to shareholders and Saratoga Investment Corp. will report the actual tax characteristics of each year’s dividends annually to shareholders and the IRS on Form 1099-DIV.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity.  Saratoga Investment Corp.’s investment objective is to create attractive risk-adjusted returns by generating current income from its debt investments and capital appreciation from its equity investments.  The Company partners with business owners, management teams and financial sponsors to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives. It has elected to be regulated as a business development company under the Investment Company Act of 1940.

About Saratoga Investment Advisors, LLC

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit-driven strategies.  It is the external investment adviser to Saratoga Investment Corp. and is affiliated with Saratoga Partners, a middle-market private equity investment firm that primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million.  Saratoga Partners’ investment strategy focuses on companies in manufacturing and business services and it has significant experience in special situations and distressed investing.

Since Saratoga Partners was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the proposed reverse split of common stock and other actions described in this press release. Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in the filings Saratoga Investment Corp. makes with the SEC. Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Richard Petrocelli
Saratoga Investment Corp.
212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222